SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: September 5, 2008

(Date of earliest event reported)

XECHEM INTERNATIONAL, INC.
(Exact name of registrant as specified in the charter)

Delaware (State or other jurisdiction of incorporation)	0-23788 (Commission File No.)	22-3284403 (IRS Employer Identification No.)

379 Thornall, Edison, NJ 08818
(Address of Principal Executive Offices)

(732) 205-0500
Registrant’s telephone number including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The Company announced today that it has received requests from certain of its Convertible Debenture holders to convert some or all of their debentures to common stock. The Company presently has approximately 2.44 billion shares of common stock outstanding and is authorized to issue up to an additional 1.06 billion shares. Due to the full ratchet adjustments in the debentures, the effective conversion price on the debentures is presently $0.0007 per share, which would enable conversions of approximately $747,000 of principal amount of debentures based upon its current authorized capitalization. The Company intends to provide debenture holders the right to convert up to 10% their debenture principal amount over the next seven business days, so as to equitably allocate conversion rights, based upon available common stock. If any common stock remains available, then additional conversion requests would come on a first come, first served basis until there is no additional authorized common stock. The total principal and accrued unpaid interest of the Company with respect to its April 2007 convertible debentures is approximately $8.4 million. Conversion of the maximum amount of debentures would still leave the Company with significant indebtedness. A substantial risk continues that the Company will need to seek protection in the near future under Chapter 11 of the US Bankruptcy laws, due to the outstanding indebtedness of the Company, its past due accounts payable and multiple litigation. Accordingly, prospective purchasers of the Company’s common stock and creditors seeking conversion of indebtedness into common stock should give careful consideration to the effect that a bankruptcy filing would have on their investment in the Company. Additionally, the Company has previously announced that it has received a letter from the Securities and Exchange Commission, dated May 14, 2008, stating that it will seek to deregister the Company’s common stock. Although the Company has not received a notice of administrative action as of the date of this Form 8-K, it is expected that such notice will be forthcoming at some time in the future, at which time the Company expects that its stock will be suspended from trading by SEC and that SEC will seek to make the suspension a permanent halt.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5 2008	XECHEM INTERNATIONAL, INC.

By:
Robert Swift
Chief Oversight Officer